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                           Integrity Asset Management

                                 Code of Ethics


                                    June 2003

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                         INTEGRITY ASSET MANAGEMENT, LLC
                                 CODE OF ETHICS

                                Table of Contents


Reporting Violations
AIMR Code of Ethics and Standards of Conduct
Insider Trading
Personal Trading Policy
Trading Disclosure and Holdings Report Policy
Quarterly Transaction Report
Personal Trading Approval Form
Annual Code of Ethics Certification
Initial Holdings Report Form
Employee Duplicate Confirm Request Letter
Gift & Entertainment Policy
Gift Disclosure
Broker Contact Form
Outside Board and Public Office Service Policies
Compliance Manual Sign-Off Form


INTEGRITY ASSET MANAGEMENT RETAINS ALL RECORDS AND DOCUMENTATION ACCORDING TO THE STIPULATIONS OF THE INVESTMENT ADVISERS ACT OF 1940 AND THE INVESTMENT COMPANY ACT OF 1940.

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TO:  All Employees

RE:  Reporting Compliance Violations


It is your responsibility as an Integrity employee to avoid participating in or assisting illegal or unethical acts. All employees will be expected to read the attached compliance manual, be familiar with its contents and to sign a statement acknowledging their understanding.

It is the responsibility of every employee to report any illegal and unethical situation or violation to the Chief Executive Officer or to another designated officer. You will be held responsible for participating in illegal activities which are violations of the compliance policy. Integrity acknowledges that you may not recognize a violation if you are not aware of all the facts giving rise to the violation. You will only be responsible for violations you knowingly participate in, assist, or fail to report.

As an Integrity employee, the two most important aspects of compliance are that personal integrity is required, and that dishonesty or fraudulent conduct are clearly inconsistent with Integrity's mission. Failure to comply may result in disciplinary action, up to and including termination of employment and legal action, even if you do not actually benefit from the illegal or unethical activity.

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AIMR
ASSOCIATION FOR INVESTMENT MANAGEMENT AND RESEARCH

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT
AS AMENDED AND RESTATED MAY 1999

THE CODE OF ETHICS
Members of the Association for Investment Management and Research shall:
- Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.
- Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members of their profession.
- Strive to maintain and improve their competence and the competence of others in the profession.
-    Use reasonable care and exercise independent professional judgment.

STANDARDS OF PROFESSIONAL CONDUCT

STANDARD I: FUNDAMENTAL RESPONSIBILITIES
Members shall:
A. Maintain knowledge of and comply with all applicable laws, rules, and regulations (including AIMR's Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members' professional activities.
B. Not knowingly participate or assist in any violation of such laws, rules, or regulations.

STANDARD II: RELATIONSHIPS WITH AND
RESPONSIBILITIES TO THE PROFESSION
A. Use of Professional Designation.
1. AIMR members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.
2. Those who have earned the right to use the Chartered Financial Analyst designation may use the marks "Chartered Financial Analyst" or "CFA" and are encouraged to do so, but only in a proper, dignified, and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.
3. Candidates in the CFA Program, as defined in the AIMR Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.
B. Professional Misconduct.
1. Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.
2. Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the

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examinations leading to the award of the right to use the CFA designation.
C. Prohibition against Plagiarism. Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III: RELATIONSHIPS WITH AND
RESPONSIBILITIES TO THE EMPLOYER
A. Obligation to Inform Employer of Code and Standards.
Members shall:
1. Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary sanctions for violations thereof.
2. Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.
B. Duty to Employer. Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.
C. Disclosure of Conflicts to Employer. Members shall:
1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.
2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.
D. Disclosure of Additional Compensation Arrangements.
Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member's employer.
E. Responsibilities of Supervisors. Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures designed to detect and prevent such violations.

STANDARD IV. RELATIONSHIPS WITH AND
RESPONSIBILITIES TO CLIENTS AND PROSPECTS
A. Investment Process.
A.1 Reasonable Basis and Representations. Members shall:
a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

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b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.
c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.
d. Maintain appropriate records to support the reasonableness of such recommendations or actions.
A.2 Research Reports. Members shall:
a. Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.
b. Distinguish between facts and opinions in research reports.
c. Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.
A.3 Independence and Objectivity. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.
B. Interactions with Clients and Prospects.
B.1 Fiduciary Duties. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients' interests before their own.
B.2 Portfolio Investment Recommendations and Actions.
Members shall:
a. Make a reasonable inquiry into a client's financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.
b. Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client's financial situation, investment experience, and investment objectives.
c. Distinguish between facts and opinions in the presentation of investment recommendations.
d. Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.
B.3 Fair Dealing. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.
B.4 Priority of Transactions. Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients' or employer's interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on the recommendation before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial owner" if the

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member has
a. a direct or indirect pecuniary interest in the securities;
b. the power to vote or direct the voting of the shares of the securities or investments;
c. the power to dispose or direct the disposition of the security or investment.
B.5 Preservation of Confidentiality. Members shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-member, prospect-member, or employer-member relationship unless the member receives information concerning illegal activities on the part of the client, prospect, or employer.
B.6 Prohibition against Misrepresentation. Members shall not make any statements, orally or in writing, that misrepresent
a. the services that they or their firms are capable of performing;
b. their qualifications or the qualifications of their firm;
c. the member's academic or professional credentials.
Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.
B.7 Disclosure of Conflicts to Clients and Prospects. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the member's ability to make unbiased and objective recommendations.
B.8 Disclosure of Referral Fees. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

STANDARD V. RELATIONSHIPS WITH AND
RESPONSIBILITIES TO THE INVESTING PUBLIC
A. Prohibition against Use of Material Nonpublic Information.
Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.
B. Performance Presentation.
1. Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.
2. If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

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        POLICY AND PROCEDURES OF INTEGRITY ASSET MANAGEMENT, LLC FOR THE
                          PREVENTION OF INSIDER TRADING

SECTION I:     POLICY STATEMENT ON INSIDER TRADING

Integrity Asset Management, LLC ("Integrity") forbids any officer or employee from trading, either personally or on behalf of others, including mutual funds and private accounts managed by Integrity on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading".

The term "insider trading" is not defined in federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communicating material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     - Trading by an insider, while in possession of material non-public information, or

     - Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     -  Communicating such material non-public information to others.

1.   Who is an Insider?

The concept of "insider" is broad. It includes directors, officers and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, investment bankers, consultants, commercial bankers, and the employees of such organizations. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.   What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

There are at least three different types of material information that may come into the possession of an investment advisory organization. The first type of information is trading information generated within the firm, i.e., buy and sell recommendations made by analysts and portfolio managers. Integrity's rules with respect to trading on this type of information are set forth in the Standard V, Item A. of the AIMR CODE OF ETHICS, a copy of which is included in our employee manual. Each

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employee must sign an acknowledgement form that they read and understand the information in the manual.

The second type of material information is that which comes to an officer and employee of an advisory organization through fiduciary relationships such as directorships, consulting arrangements or other business relationships.

The third type of material information is that which flows to an officer or employee of an advisory organization from the outside world through non-fiduciary relationships.

Information about an issuer that officers and employees of Integrity should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, significant merger or acquisition proposals, hostile takeover bids, agreements or negotiations, significant new products or discoveries, acquisition or loss of a significant contract, significant financing developments, liquidity problems, major personnel changes, or other extraordinary management developments, major litigation, and the status of labor negotiations.

3.   What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

4.   Basis for Liability

The use of material non-public information by an investment advisory firm for the benefit of its clients is not necessarily illegal in every situation. In general, insider-trading liability is predicated on the existence of a breach of a fiduciary obligation in connection with the use of inside information, the unlawful misappropriation of inside information, or knowledge thereof (in the case of tippee liability). Whether the use of material non-public information by an officer or employee of an advisory firm is illegal in any given situation, therefore, depends upon the circumstances under which the insider information was received, including whether there exists any relationship between the recipient and the "insider" who provided the information and other factors. Given the complexity of issues in this area, Integrity has adopted a procedure of "ask first" (see paragraphs 1 and 4 of Section II).

5.   Penalties for Insider Trading

Penalties for trading on or communicating material non-public information in violation the law are severe, both for individuals involved in such unlawful conduct and their employees. A person can be subject to some or all of the penalties below even if he or does not personally benefit from the violation. Penalties include:

     -  Civil injunctions
     -  disgorgement of profits
     -  jail sentences

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     -  fines for persons who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
     - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Integrity Asset Management, LLC up to and including dismissal of the persons involved.

SECTION II:  PROCEDURES TO IMPLEMENT INTEGRITY ASSET MANAGEMENT, LLC POLICY RE:
             INSIDER TRADING

The following procedures have been established to aid the directors, officers and employees of Integrity Asset Management, LLC in preventing, detecting, imposing sanctions against insider trading. Every officer and employee of Integrity must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Chief Executive Officer or another designated officer.

1.   Identifying Inside Information

Before trading for clients in the securities of a company about which you may have received inside information other than information originating with Integrity, ask yourself the following questions:

a. Is the information material? Is this information that an investor might reasonably consider important in making his or her investment decisions? Is this information that would have a reasonable likelihood of affecting the market price of the securities if generally disclosed?

b. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE WALL STREET JOURNAL or other publications of general circulation.

If, after consideration of the above, you believe that the information is or may be material and non-public, you should take the following steps:

a. Report the matter immediately to the Chief Executive Officer or another designated officer.

b. Do not communicate the information to any person inside or outside Integrity other than to the Chief Executive Officer or another designated officer, until you have been advised that communication is appropriate.

c. Do not purchase or sell the securities on behalf of any clients of Integrity or for yourself, until the Chief Executive Officer or another designated officer instructs you that such trading is appropriate.

2.   Personal Securities Trading

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In addition to complying with Integrity's policy against trading securities while in possession of material non-public information as described in paragraph 1 above, each employee should comply with Integrity policies concerning the reporting of personal securities trading which are set forth in the Personal Trading Policy/Code of Ethics.

3. Information in your possession that you identify as material and non-public, (other than information originating with Integrity) may not be communicated to anyone, including persons within Integrity except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure.

Information concerning Integrity's investment activities should not be disclosed to any person not employed by Integrity Asset Management, LLC including, without limitation, any member of your immediate family, except as required in the performance of your regular duties.

4.   Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the propriety of any action, it must be discussed with the Chief Executive Officer or another designated officer before trading or communicating the information to anyone.

5.   Receiving Gifts

Integrity prohibits all employees from accepting any gift with a value greater than $50 from any person associated with a publicly-traded issuer, a securities or financial organization, a commodities firm, or the news media. All gifts must be reported on the Gift Disclosure form and submitted to the Director of Compliance.

6.   Acknowledgement

I have read and understand the foregoing procedures and will comply in all respects with such procedures.

EMPLOYEE NAME:
                ----------------------------------
SIGNATURE                                           DATE
                ----------------------------------       -----------

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                           INTEGRITY ASSET MANAGEMENT
                     PERSONAL TRADING POLICY/CODE OF ETHICS
                                   June, 2004

     A. Personal investments: An employee should consider himself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

     B. Employees are barred from PURCHASING any securities (to include Common Stock and related Options, Convertible securities, Options, or Futures on Indexes) in which the firm considers a covered security. A covered security is defined as any security that is part of Integrity's investable universe, which also includes any and all securities in which the firm has either a long or short position. The investable universe is developed by the investment team and monitored by compliance on a weekly basis. If an employee owns a position in any security, he must get written or e-mail pre-clearance from the designated Compliance Officer or designated principal to ADD TO OR SELL the position. ALL SECURITY TRANSACTIONS (BUY OR SELL) REQUIRE WRITTEN OR E-MAIL CLEARANCE IN ADVANCE. Approval is good for 48 hours; if a trade has not been executed, subsequent approvals are necessary until the trade is executed.

     C. Employees are permitted to make twelve PURCHASES per calendar of any non-covered security (as defined in section B). Employees will be informed by Compliance when they have reached the maximum allowed PURCHASES per calendar year. Any employee who makes PURCHASES beyond the permitted twelve transactions must unwind the transaction and relinquish any gain from the transaction to charity.

     D. Employees may not PURCHASE initial public offerings. Private placements/Limited partnerships require written pre-clearance. Mutual Fund holdings are excluded from pre-clearance and reporting. IRA's, and Rollover IRA's that are self-directed (i.e. stocks or bonds, not mutual funds), and ESOP's (Employee stock ownership plans) require pre-clearance.

     E. Blackout Restrictions: Employees are subject to the following restrictions when their SALES of securities coincide with trades of Integrity covered securities (including investment companies):

            - SALES within seven days BEFORE OR FOLLOWING a client trade. Employees are prohibited from SELLING any security within seven calendar days before or after a client transaction in the same (or a related) security. Compliance must approve exceptions. If an employee makes a prohibited transaction without an exception, the employee must relinquish to charity the difference between the employee's sale price and the client's sale price (assuming the employee's sale price is higher).

            - These restrictions do not apply to proprietary investment partnerships for which the firm acts as an adviser in which the officers and employees of the adviser have an equity interest of less than 50%. These accounts may purchase the same or similar securities within the black out period, if the partnership trades with the block or after other clients. Where it is beneficial to client accounts and it is possible to do so, they should be blocked with the partnership account.

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     F.  Short Term Trading Rule - Employees may not take PROFITS in any security in less than 60 days (includes Options, Convertibles and Futures). If an individual must trade with in this period, Compliance must grant approval or the employee must relinquish such profits to charity. The closing of positions at a loss is not prohibited. Options that are out of the money may be exercised in less than 60 days. The proprietary partnerships may take profits in less than 60 days.

     G. Reporting: Consistent with the requirements of the Investment Advisers Act of 1940 - Rules 204-2 (a)(2) and (a)(3), and with the provisions of Rule 17j-1 of the Investment Company Act of 1940, all employees are considered access persons and must submit the following:

            - INITIAL HOLDINGS REPORT - within ten (10) days of hire, all new employees are required to file a signed and dated Initial Holdings Report, setting forth the title, the number of shares, and the principal amount of each covered security in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any covered securities are held for their direct or indirect benefit.

            - ANNUAL HOLDINGS REPORT - on an annual basis, all employees are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all securities beneficially owned as of December 31st. Within this Report, all employees must list the title, the number of shares, and the principal amount of each covered security in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any covered securities were held for their direct or indirect benefit.

            - QUARTERLY TRANSACTION REPORTS - All employees must submit within ten (10) days following the end of each calendar quarter a signed and dated report listing all transactions executed during that preceding calendar quarter, along with duplicate statements/confirmations. For each transaction, employees are required to list the date, the title, the interest rate (if applicable), the number of shares and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected. Brokerage, IRA's, Rollover IRA's (which are self-directed), ESOP's, private placements, and limited partnerships must all be reported as personal trading.

            - ANNUAL CERTIFICATION - All employees are required to certify annually to the Compliance Department that: (i) they have read and understand the Personal Trading Policy/Code of Ethics; (ii) they have complied with all requirements of the Personal Trading Policy/Code of Ethics; and (iii) they have reported all transactions required to be reported under the Personal Trading Policy/Code of Ethics.

Violation of the Personal Investments/Code of Ethics policy may result in disciplinary action, up to and including termination of employment.

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                         INTEGRITY ASSET MANAGEMENT, LLC
                 TRADING DISCLOSURES AND HOLDINGS REPORT POLICY

As you are aware, Integrity must comply with industry ethics rules. As Integrity employees, we agree to abide by internal policies and procedures. We must be aware that QUARTERLY Trading Disclosures and Holdings Reporting IS A REQUIREMENT OF OUR EMPLOYMENT AT INTEGRITY.

IT IS YOUR INDIVIDUAL RESPONSIBILITY TO PROVIDE THIS INFORMATION, WITHIN 10 DAYS OF THE CLOSE OF THE QUARTER END.

We hold special appreciation for those individuals who have complied strictly and consistently and support their good efforts in that regard.

Integrity will not tolerate a violation of this policy; therefore a penalty must be set for those who continuously disregard this policy.

Therefore, any employee who has not met the requirements of the Trading Disclosures and Holdings Report Policy and provided such information in the correct format to the Compliance Department by the close of business day on the 10th day after quarter end will be sent home, without pay, on the next business day after quarter end to collect the information required of the Trading Disclosures and Holdings Report and complete the procedure before returning to work in good stead with Integrity.

Future disregard of this policy by any individual will result in further disciplinary action, the severity depending on the liability such regard places upon Integrity Asset Management, LLC.

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                         INTEGRITY ASSET MANAGEMENT, LLC
                          QUARTERLY TRANSACTION REPORT

      Transaction Record of Securities Directly or Indirectly Beneficially
                                Acquired or Sold
                 FOR THE QUARTER ENDED

NAME (PLEASE TYPE OR PRINT):
                             ---------------------------------------------------
SUBMISSION DATE:
                             ---------------------------------------------------

PLEASE NOTE THAT THIS REPORT MUST BE RETURNED TO COMPLIANCE NO LATER THAN TEN
(10) DAYS AFTER THE QUARTER END DATE.

SECURITIES TRANSACTIONS

                                                       PRINCIPAL AMOUNT, MATURITY                             NAME OF BROKER, DEALER
                    NAME OF ISSUER &    # OF SHARES    DATE AND INTEREST RATE                                 OR BANK EFFECTING
DATE OF TRANSACTION TITLE OF SECURITY (IF APPLICABLE)  (IF APPLICABLE)            TYPE OF TRANSACTION  PRICE  TRANSACTION
------------------- ----------------- ---------------  -------------------------- -------------------  -----  ----------------------



-   If you need additional space, please continue on the back of this Report.
-   IF YOU HAD NO REPORTABLE TRANSACTIONS DURING THE QUARTER, PLEASE CHECK HERE.
    / /
-   See below for important reporting exceptions.

SECURITIES ACCOUNTS

NAME OF BROKER, DEALER OR BANK                           DATE ACCOUNT WAS ESTABLISHED  NAME(S) ON AND TYPE OF ACCOUNT
-------------------------------------------------------  ----------------------------  -----------------------------



- IF YOU DID NOT ESTABLISH A SECURITIES ACCOUNT DURING THE QUARTER, PLEASE CHECK HERE. / /

This report is required of all access persons under Section 204 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act, and is subject to examination. Transactions in direct obligations of the U.S. Government need not be reported. In addition, persons need not report transactions in bankers' acceptances, certificates of deposit, commercial paper or open-end investment companies (i.e. mutual funds, but excluding "exchange traded funds" such as SPDRs and QQQs). The report must be returned within 10 days of the applicable calendar quarter end. The reporting of transactions in this record shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security listed.

By signing this document, I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

SIGNATURE:
            --------------------------------------------------------------------

                         INTEGRITY ASSET MANAGEMENT, LLC
             CODE OF ETHICS ANNUAL CERTIFICATION FOR ACCESS PERSONS

CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS: UNDER INTEGRITY ASSET MANAGEMENT, LLC'S CODE OF ETHICS, ALL INTEGRITY EMPLOYEES ARE REQUIRED TO CERTIFY ANNUALLY TO THE INTEGRITY COMPLIANCE DEPARTMENT THAT:

     i)  THEY HAVE READ AND UNDERSTAND THIS CODE OF ETHICS.
    ii)  THEY HAVE COMPLIED WITH ALL REQUIREMENTS OF THE CODE OF ETHICS.
   iii) THEY HAVE REPORTED ALL TRANSACTIONS REQUIRED TO BE REPORTED UNDER THIS CODE OF ETHICS.

YOU MUST RESPOND TO THE FOLLOWING QUESTIONS AND THEN SUBMIT THIS FORM UPON COMPLETION TO THE COMPLIANCE DEPARTMENT. IF YOU HAVE NOT RECEIVED A COPY OF THE CODE OF ETHICS, PLEASE NOTIFY COMPLIANCE IMMEDIATELY.

PLEASE READ THE FOLLOWING STATEMENTS BEFORE YOU BEGIN, THEN CHECK THE APPLICABLE BOXES. WHEN YOU HAVE ANSWERED THE QUESTIONS, PLEASE SUBMIT THIS COMPLETED FORM TO COMPLIANCE.

PART ONE: (PLEASE CHECK THE APPLICABLE BOX.)

I herby certify and understand that I am an access person.      Yes / /   No / /

I understand that an Access Person should consider
himself/herself the beneficial owner of securities held by
his/her spouse, his/her minor children, a relative who          Yes / /   No / /
shares his/her house, or persons by reason of any contract, arrangement, understanding or relationship that provides him/her with sole or shared voting or investment power

PART TWO: (Please check the applicable box.)

I have read and I understand Integrity's Code of Ethics         Yes / /   No / /
("Code"), and I recognize that I am subject to the requirements of the Code.

I have reported any outside business activities I am engaged    Yes / /   No / /
in to the Compliance Department.

I have reported to an Integrity Compliance Officer all de       Yes / /   No / /
minimis gifts accepted from clients, vendors, participants, etc. on a Gift Reporting Form.

I have notified the Compliance Department of any brokerage
accounts I have, and I have reported all securities
transactions required to be reported by instructing my          Yes / /   No / /
broker to provide duplicate transaction confirmations and statements to Compliance.

I have obtained written pre-approval from a designated          Yes / /   No / /
Compliance Officer for each of my securities trades. I have forwarded the original signed approval form to Compliance.

I have reported all of my transactions/holdings to the          Yes / /   No / /
Compliance Department.


PLEASE NOTE ANY EXCEPTIONS TO THE ABOVE STATEMENTS.
  Signature:                                           Date/Time:
            ----------------------------------------              --------------
 Print Name:
             ---------------------------------------

                         INTEGRITY ASSET MANAGEMENT, LLC
                             INITIAL HOLDINGS REPORT

EMPLOYEE NAME:  ________________________________________________________________

               TYPE                  NUMBER OF    FORM HELD              CUSTODIAN/BROKER
SECURITY NAME  (STOCK, MUTUAL FUND)  SHARES HELD  (PHYSICAL, CUSTODIED)  (IF APPLICABLE)
-------------  --------------------  -----------  ---------------------  ----------------



(Please attach an additional page if more space is required)

  Acknowledged:                                Date/Time:
                ----------------------------               ---------------------


Your current securities holdings are grandfathered, but written pre-clearance is required before you add to, or sell any of these holdings. Please submit this list of all holdings within 10 days of your employment date to Bill McNett. All future securities transactions (including private placements) require clearance from Bill McNett.

Distribution:
Original to Compliance File
Copy to Employee

[Date]

[ADDRESS]

Attn

     RE:  [Account Number, if applicable]
          [Name(s) of account holder(s)]

Dear Sirs:

[Name of employee] is an employee of Integrity Asset Management, LLC., a federally registered Investment Adviser under the Investment Advisers Act of 1940. [Name] and his/her spouse, [Name], have permission to maintain brokerage account(s) at [Name]. Please send duplicate confirms and statements to my attention at the address below:

Director of Compliance
Integrity Asset Management, LLC
[ADDRESS]

Please feel free to contact me at [(000) 000-0000] if you need any information regarding this matter.

Sincerely,


Director of Compliance

cc: [Name of employee]

                      EMPLOYEE GIFT & ENTERTAINMENT POLICY
                                    June 2003


EMPLOYEES AT INTEGRITY ASSET MANAGEMENT LLC ARE PROHIBITED FROM ACCEPTING GIFTS GREATER THAN $50. ALL GIFTS (regardless of their value) must be reported promptly (no more than five working days from the receipt of the gift) on a Gift form to the Director of Compliance. An occasional dinner, tickets to sporting events or the theater, rounds of golf or comparable entertainment are not considered gifts IF they are not conditioned on sales of shares of our mutual funds, AND if they are neither frequent nor so extensive as to raise any question of propriety. Dinners, tickets or comparable entertainment should be reported on a Broker Contact form and returned to the Director of Compliance. If a broker is in Integrity's office and offers to buy lunch, only those individuals who are meeting with the broker should be included when ordering this lunch/gift and this does not need to be reported. The brokers we deal with have been notified about our policy, although some gifts over $50 may still arrive in our office. Please see the Director of Compliance or the Chief Executive Officer if this occurs.

Our semiannual broker survey allows Integrity to objectively evaluate brokerage firm contributions to our investment process. Expensive gifts and lavish or extensive entertainment do not play a role in this process. While Integrity recognizes that the value of some gifts (e.g., a gift basket) cannot be valued precisely, employees should err on the conservative side when reporting such gifts.

Violations of this policy may lead to disciplinary action, up to and including immediate termination of employment. Again, there is nothing improper about modest gifts from service providers -- Integrity is monitoring this activity by having ALL gifts reported. Employees with questions regarding this policy should speak with the Director of Compliance directly.

                                 GIFT DISCLOSURE


On ________________, 20____, I received ________________________________________
        (date)                                       (gift)

from _________________________________________________ valued at $____________ .
        (source)


Signed:
        ----------------------------

Date:
       --------------

                               BROKER CONTACT FORM


On ________________, 20____, I ____________________________________________ with


Name:

Title:

Firm/Organization:

Others in attendance were:
(Identify - For example: spouse, colleague, consultants, others)


________________________________________________________________________________

The monetary value associated with the contact was approximately     $
                                                                    ------------


Signed:
          ----------------------------------------------------------------------

Date:
          ----------------------------------------------------------------------


RETURN TO DIRECTOR OF COMPLIANCE

                    POLICY AND PROCEDURES REGARDING EMPLOYEES
                           WHO SERVE ON THE BOARD OF A
                             PUBLICLY-TRADED COMPANY

     A. For purposes of this policy, a publicly traded company is any organization or entity which makes available to the public for purchase either through an exchange or other instrumentality a stake or share in the organization or entity.

     B. Employees who wish to serve on the Board of Directors of a publicly traded company must prepare a written memorandum setting forth a description of the publicly traded company and the reasons why they wish to act in this capacity. This written memorandum is to be submitted to the Chief Executive Officer and Compliance for consideration.

     C. Employees who wish to serve on the Board of Directors of a publicly traded company must obtain written pre-approval from the Chief Executive Officer and Compliance, which will either approve or disapprove of the employee's request upon due consideration of the employee's written memorandum.

     D. Factors to be considered in granting approval or disapproval include, but are not limited to, whether the stock of the publicly traded company is one which Integrity would own.

     E. If approval is granted, the employee has an ongoing obligation to notify the Integrity of any potential conflicts of interest which may arise during the course of participating as a member of the Board of Directors. If there is any question whether a conflict of interest exists or may exist, Integrity shall be notified.

     F. Violation of this policy may result in disciplinary action, up to and including termination of employment.

                    POLICY AND PROCEDURES REGARDING EMPLOYEES
                           WHO SERVE IN PUBLIC OFFICE

     A. Employees who wish to serve in public office must prepare a written memorandum setting forth a description of the capacity in which they seek to serve and the reasons why they wish to act in this capacity. This written memorandum is to be submitted to the Chief Executive Officer and Compliance for consideration.

     B. Employees who wish to serve in public office must obtain written pre-approval, which will either be approved or disapproved upon due consideration of the employee's written memorandum.

     C. Factors to be considered in granting approval or disapproval include, but are not limited to, whether serving in such capacity will give the employee access to entities, individuals, or information pertaining to stocks that Integrity would own.

     D. If approval is granted, the employee has an ongoing obligation to notify the Integrity of any potential conflicts of interest which may arise during the course of serving in public office. If there is any question whether a conflict of interest exists or may exist, Integrity shall be notified.

     E. Violation of this policy may result in disciplinary action, up to and including termination of employment.

                           Integrity Asset Management


COMPLIANCE MANUAL SIGN-OFF


I, _______________________________________________ , HAVE READ AND UNDERSTAND
THE INTEGRITY ASSET MANAGEMENT COMPLIANCE MANUAL, DATED JUNE 2003. I UNDERSTAND THAT IT IS MY RESPONSIBILITY TO REPORT VIOLATIONS TO THE CHIEF EXECUTIVE OFFICER, OR TO ANOTHER DESIGNATED OFFICER. I ALSO UNDERSTAND THAT I WILL ONLY BE RESPONSIBLE FOR VIOLATIONS I KNOWINGLY PARTICIPATE IN, ASSIST, OR FAIL TO REPORT.


By:
             ---------------------------------------------------


Print Name:
             ---------------------------------------------------


Date:
             ---------------------------------------------------